UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported) : December 21, 2006
Middlefield Banc Corp.
(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio		44062-0035

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (440) 632-1666
[not applicable]

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     The information provided in Item 2.03 is incorporated by reference herein.
Item 2.03 Creation of a Material Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 21, 2006, Middlefield Banc Corp. (“Middlefield”) completed a private placement of $8 million of trust preferred securities through a newly formed Delaware trust affiliate, Middlefield Statutory Trust I, (the “Trust”). The trust preferred securities mature January 30, 2037, are redeemable at Middlefield’s option beginning after five years, and bear interest at a fixed rate of 6.58 % per annum through the interest payment date in January, 2012 and thereafter at a variable rate per annum, reset quarterly, equal to the three-month LIBOR plus 1.67%. The trust preferred securities will be recorded as a long-term liability on Middlefield’s balance sheet. However, for regulatory purposes, the trust preferred securities will be treated as Tier 1 capital by the Federal Reserve Board, Middlefield’s primary federal regulatory agency. All of the common securities of the Trust are held by Middlefield.
     The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $8,248,000 in aggregate principal amount of Middlefield’s junior subordinated debentures. The net proceeds to Middlefield from the sale of the debentures to the Trust will be used by Middlefield to finance its merger with Emerald Bank, which is expected to close in the 2nd quarter of 2007.
     The debentures were issued pursuant to a Junior Subordinated Indenture, dated December 21, 2006, between Middlefield, as issuer, and Wilmington Trust Company, as trustee. Like the trust preferred securities, the debentures bear interest at a fixed rate of 6.58% per annum through the interest payment date in January, 2012 and thereafter at a variable rate per annum, reset quarterly, equal to the three-month LIBOR plus 1.67%. The interest payments by Middlefield will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default has occurred under the debentures, Middlefield may defer interest payments on the debentures (in which case the Trust will also defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters. The debentures are subordinated to the prior payment of any other indebtedness of Middlefield that, by its terms, is not similarly subordinated.
     The debentures mature on January 30, 2037, but may be redeemed at Middlefield’s option at anytime on or after January 30, 2012, or at anytime upon certain events, such as a change in the regulatory capital treatment of the debentures, the Trust being deemed an investment company, or the occurrence of certain adverse tax events. The redemption price for the debentures is equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, if any. Upon any redemption of the debentures, the Trust will redeem a like amount of the trust preferred securities.
     Middlefield has also entered into a Guarantee Agreement, dated December 21, 2006, pursuant to which Middlefield has agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or on redemption. However, this guarantee is applicable only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the notes from Middlefield for the purpose of paying those distributions or the principal amount of the trust preferred securities.
Item 9.01(d) Exhibits
4.1	Amended and Restated Trust Agreement, dated as of December 21, 2006, between Middlefield Banc Corp., as Depositor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, and The Administrative Trustees Named Herein

4.2	Junior Subordinated Indenture, dated as of December 21, 2006, between Middlefield Banc Corp. and Wilmington Trust Company

4.3	Guarantee Agreement, dated as of December 21, 2006, between Middlefield Banc Corp. and Wilmington Trust Company
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.
Date: December 27, 2006	/s/ James R. Heslop, II
James R. Heslop, II
Executive Vice President and COO

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Amended and Restated Trust Agreement, dated as of December 21, 2006, between Middlefield Banc Corp., Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, and The Administrative Trustees Named Herein

4.2	Junior Subordinated Indenture, dated as of December 21, 2006, between Middlefield Banc Corp. and Wilmington Trust Company

4.3	Guarantee Agreement, dated as of December 21, 2006, between Middlefield Banc Corp. and Wilmington Trust Company